Exhibit 99.3

LETTER TO DTC PARTICIPANTS REGARDING THE OFFER TO EXCHANGE

8.500% SENIOR NOTES DUE 2020

FOR

8.500% SENIOR NOTES DUE 2020

OF

WILLIAM LYON HOMES, INC.

PURSUANT TO THE PROSPECTUS DATED             ,

144A CUSIP: 96926D AC4

REG S CUSIP: U96799 AB4

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON THE EVENING OF             ,         , UNLESS EXTENDED (THE “EXPIRATION DATE”).

            ,

To Securities Dealers, Commercial Banks

Trust Companies and Other Nominees:

Enclosed for your consideration is a prospectus dated             ,          (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”) that together constitute the offer (the “Exchange Offer”) by William Lyon Homes, Inc., a California corporation (the “Issuer”), to exchange up to $100,000,000 aggregate principal amount of any and all of its outstanding privately placed 8.500% Senior Notes due 2020 issued on October 24, 2013 (the “Old Notes”) for an equal aggregate principal amount of its newly issued 8.500% Senior Notes due 2020 (the “New Notes”) in a transaction that is registered under the Securities Act of 1933, as amended (the “Securities Act”), upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own name.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Old Notes and for the information of your clients;

3.	The Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”) to be used to accept the Exchange Offer if the Old Notes and all other required documents cannot be delivered to U.S. Bank National Association (the “Exchange Agent”) prior to the Expiration Date; and

4.	A form of letter that may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

Please note that the Exchange Offer will expire at midnight, New York City time, on the evening of             ,         , unless extended by the Issuer. We urge you to contact your clients as promptly as possible.

You will be reimbursed by the Issuer for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Additional copies of the enclosed material may be obtained form the Exchange Agent, at the address and telephone number set forth below.

Very truly yours,

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Specialized Finance

800-934-6802

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Issuer or the Exchange Agent, or authorize you or any other person to make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus and the Letter of Transmittal.

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